Exhibit 10.3

CAPTARIS, INC.

DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

ARTICLE I. PURPOSE AND NATURE OF PLAN

The purpose of the Plan is to further long-term growth of the Company by allowing Non-Employee Directors to defer receipt of certain compensation, keeping their financial interests aligned with the Company, and providing them with a long-term incentive to continue providing services to the Company. The Plan is intended to comply with Code Section 409A and any official guidance issued thereunder. Notwithstanding any other provision of the Plan, the Plan (and any deferrals thereunder) shall be interpreted, operated and administered in a manner consistent with this intention, and shall be deemed to be amended (or modified) to the extent the Plan Administrator deems necessary to comply with Code Section 409A and any official guidance issued thereunder, so as to avoid (a) the pre-distribution inclusion in income of amounts deferred under the Plan pursuant thereto, and (b) the imposition of any additional tax and/or interest thereunder.

ARTICLE II. DEFINITIONS

Whenever used herein, the following terms shall have the respective meanings set forth below, unless the context clearly indicates otherwise.

2.1 “Account” means a separate unfunded account established for a Participant on the books of the Company for purposes of recording such Participant’s interest under the Plan. The Company may establish such subaccounts within a Participant’s Account as it deems necessary for the proper administration of the Plan.

2.2 “Affiliate” means any corporation, partnership, trade, business or other entity that is treated as a single employer with the Company under Code Section 414(b), (c), (m) or (o).

2.3 “Award” means an award granted under the Equity Incentive Plan.

2.4 “Beneficiary” means the person, trust or other entity designated by the Participant to receive payment under the Plan in the event of the Participant’s death. A Participant must designate his or her Beneficiary on such form (filed with the Company) as the Plan Administrator will prescribe. A Participant may change his or her Beneficiary designation at any time by filing a new Beneficiary designation with the Company. The most recent Beneficiary designation on file with the Company at the time of the Participant’s death will be controlling. If a married Participant designates someone other than his or her spouse as a primary Beneficiary, then the designation will have no effect as to the Participant’s interest under the Plan, unless the spouse has consented in writing to the designation of such Beneficiary and such consent is witnessed by a notary public or a Plan representative. The consent of one spouse will have no effect with respect to any subsequent spouse. If the Participant does not have a valid Beneficiary designation on file with the Company at the time of his or her death, or if all of the Participant’s designated Beneficiaries predecease the Participant, then the Participant’s Beneficiary will be the Participant’s surviving spouse or, if the Participant has no surviving spouse, the Participant’s estate. For purposes of the Plan, “spouse” means the person who is recognized as the Participant’s lawful spouse under applicable state law.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Business Day” means any day that the Nasdaq is open for trading.

2.7 “Cash Compensation” means the cash compensation payable to a Non-Employee Director for his or her service as a member of the Board, including, without limitation, any base retainer and any additional cash amounts payable for service as a chair or member of any Board committee.

2.8 “Change in Control” means:

(a)	the acquisition by any person or group of persons acting as a group, within the meaning of Code Section 409A, of Ownership of the stock of the Company that, together with any stock of the Company already held by such person, or group of persons, constitutes more than 50% of the total fair market value or the total voting power of the stock of the Company, provided such person or group of persons did not previously own more than 50% of the total fair market value or the total voting power of the stock of the Company;

(b)	the acquisition by any person or group of persons acting as a group, within the meaning of Code Section 409A (or the acquisition by any person or group of persons during the 12-month period ending on the date of the most recent such purchase or acquisition), of Ownership of Company stock that, without regard to any stock of the Company already held by such person or group of persons, constitutes 35% or more of the total voting power of the stock of the Company, provided such person, entity or group of persons or entities did not previously own 35% or more of the total voting power of the stock of the Company;

(c)	the replacement, during any 12-month period, of a majority of the members of the Board by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of such appointment or election, provided that this paragraph (c) applies only for so long as the Company does not have a majority shareholder that is a corporation (i.e., a corporation that owns more than 50% of the total fair market value or total voting power of the stock of the Company); or

(d)	the acquisition from the Company by any person or group of persons acting as a group (within the meaning of Code Section 409A) who is/are not related to the Company for purposes of Code Section 409A, and any subsequent guidance promulgated under Code Section 409A), or the acquisition from the Company by any such person or group of persons during the 12-month period ending on the date of the most recent such acquisition, of assets of the Company that have a total gross fair market value equal to at least 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the Company’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

2.9 “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

2.10 “Company” means Captaris, Inc. and any successor thereto.

2.11 “Company Stock” means the Company’s common stock.

2.12 “Compensation Committee” means the Compensation Committee of the Board.

2.13 “Deferral Agreement” means the election form(s) promulgated by the Plan Administrator and executed by the Participant authorizing the deferral of Cash Compensation and consenting to the terms and conditions of the Plan, the same as if the Participant were a signatory hereto.

2.14 “Effective Date” means June 8, 2006.

2.15 “Employee” means a person who is employed by the Company or an Affiliate as a common law employee.

2.16 “Equity Incentive Plan” means the Captaris, Inc. 2006 Equity Incentive Plan, as may be amended from time to time, or any successor plan thereto.

2.17 “New Director” means a Non-Employee Director who was not eligible to participate in the Plan (or any other non-qualified deferred compensation plan sponsored by the Company or an Affiliate, which may be aggregated with the Plan under Code Section 409A) prior to becoming a Non-Employee Director; provided, however, that all individuals who are Non-Employee Directors on the Effective Date will be deemed to become New Directors on the Effective Date for purposes of making an initial election pursuant to Section 4.1(b) with respect to any Cash Compensation earned (and paid) on or after the Effective Date.

2.18 “Non-Employee Director” means a member of the Board who is not also an Employee.

2.19 “Ownership” means actual and constructive ownership, as determined in accordance with Code Section 318(a). Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option); provided, however, that if a vested option is exercisable for stock that is not substantially vested (as defined in Treas. Reg. § 1.83-3(b) and (j)), the stock underlying such option is not treated as owned by the individual who holds the option.

2.20 “Participant” means a Non-Employee Director who has elected to defer payment of all or any portion of his or her Cash Compensation pursuant to Section 4.1 or to whose Account an Award has been credited pursuant to Section 4.2. A person remains a Participant so long as he has an Account balance under the Plan, whether or not he remains an Non-Employee Director.

2.21 “Plan” means the Captaris, Inc. Deferred Compensation Plan for Non-Employee Directors, as set forth herein, together with all amendments hereto.

2.22 “Plan Administrator” means the Compensation Committee or its delegate.

2.23 “Specified Employee” means a Participant who is a “specified employee” within the meaning of Code Section 409A as of the date of his or her Termination.

2.24 “Termination” and its derivations, such as “Terminate,” mean a “separation from service” with the Company and its Affiliates within the meaning of Code Section 409A.

2.25 “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant, of the Participant’s spouse or of a dependent (as defined in Code Section 152(a)) of the Participant, loss of the participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Examples of what are not considered Unforeseeable Emergencies include the need to pay for tuition or the desire to purchase a home.

ARTICLE III. ELIGIBILITY AND PARTICIPATION

3.1 Eligibility. All Non-Employee Directors are eligible to participate in the Plan.

3.2 Participation. A Non-Employee Director will become a Participant by completing a Deferral Agreement and filing it with the Company in accordance with Section 4.1; provided, however, that a Non-Employee Director who has not completed a Deferral Agreement will become a Participant upon the crediting of an Award to his Account pursuant to Section 4.2.

ARTICLE IV. DEFERRALS OF CASH COMPENSATION AND AWARDS

4.1 Voluntary Deferral of Cash Compensation.

(a) Prior to the beginning of each calendar year, a Non-Employee Director may elect to defer receipt of 25%, 50%, 75% or 100% of any Cash Compensation he or she anticipates earning during such calendar year. To make such an election, a Non-Employee Director must file a completed Deferral Agreement with the Company in accordance with, and subject to, such rules and procedures as the Plan Administrator may establish; provided, however that such Deferral Agreement must be filed with the Company (and become irrevocable) prior to the first day of the calendar year in which the Cash Compensation to which such Deferral Agreement relates is earned.

(b) Notwithstanding subsection (a) immediately above, a New Director may make an initial deferral election by filing an irrevocable Deferral Agreement with the Company no later than 30 days after becoming a New Director. Any such Deferral Agreement will apply only to Cash Compensation earned (and paid) after the Deferral Agreement is filed with the Company.

(c) A Participant’s Deferral Agreement will remain in effect from calendar year to calendar year until terminated or modified by the Participant or until the Participant ceases to be a Non-Employee Director. A Participant may terminate or modify his or her Deferral Agreement, effective as of the first day of any calendar year, by filing a new Deferral Agreement with the Company in accordance with the provisions of Section 4.1(a) above.

(d) The Company will credit any Cash Compensation deferred by a Participant pursuant to subsections (a) and (b) immediately above to the Participant’s Account as of the date on which it would have been paid to the Participant had it not been deferred.

4.2 Deferred Awards. The Company may credit such Awards to a Participant’s Account as it deems appropriate, in its sole and absolute discretion.

ARTICLE V. ACCOUNTS

5.1 Establishment and Nature of Participant Accounts. The Company will establish and maintain an Account in the name of each Participant to reflect the Participant’s interest under the Plan. The Company may establish such subaccounts within a Participant’s Account as it deems necessary for the proper administration of the Plan (e.g., to reflect deferrals of Cash Compensation, as opposed to Awards, or to reflect deferred Awards granted at different times or subject to different vesting schedules). The maintenance of such Accounts and subaccounts is for record keeping purposes only and will not represent any investment made on any Participant’s behalf by the Plan Administrator or the Company.

5.2 Deemed Investment. All amounts credited to a Participant’s Account will be deemed to be invested in shares of Company Stock (calculated to one one-thousandth of a share). Any dividends which would have been received had such amounts actually been invested in shares of Company Stock will also be credited to the Participant’s Account as of the date they would have been paid and will be deemed invested in additional shares of Company Stock (calculated to one one-thousandth of a share). Except for deferred Awards (which are deemed to be invested in shares of Company Stock immediately upon being credited to a Participant’s Account), any such investment shall be deemed to be made at the closing price of such shares on the date such amounts are credited to the Participant’s Account or, if such date is not a Business Day, on the first Business Day occurring thereafter. Nothing in this Section 5.2 or in any other provision of the Plan, however, will require the Company to actually invest any amounts credited to a Participant’s Account in shares of Company Stock or otherwise.

5.3 Adjustments Upon Changes in Capitalization. If any change is made to the shares of Company Stock without the Company’s receipt of consideration, appropriate adjustments will be made to the number and/or class of securities deemed to be credited to a Participant’s Account under the Plan in the same manner and to the same extent that adjustments are made to the maximum number and/or class of securities issuable under the Equity Incentive Plan.

ARTICLE VI. VESTING

A Participant will be fully vested in that portion of his or her Account attributable to deferred Cash Compensation, if any, at all times. A Participant will vest in the portion of his or her Account attributable to deferred Awards, if any, on the date(s) specified in such Awards. In addition, a Participant will become vested in the portion of his or her Account attributable to deferred Awards, if any, upon a Change in Control; provided the Participant has not Terminated prior to such date. Any Awards credited to a Participant’s Account that are not vested as of the date of the Participant’s Termination will be forfeited.

ARTICLE VII. DISTRIBUTIONS

7.1 Timing and Form of Distribution.

(a) A Participant’s vested Account balance will be distributed to the Participant (or, in the event of the Participant’s death, the Participant’s Beneficiary) in a lump sum as soon as administratively practicable after the Participant Terminates. Distribution will be made in whole shares of Company Stock (with cash for any fractional share).

(b) Notwithstanding subsection (a) immediately above, if the Participant is a Specified Employee at the time of his or her Termination, distribution of his or her vested Account balance will be made as soon as administratively practicable after the six-month anniversary of his or her Termination.

7.2 Change in Control. Notwithstanding Section 7.1, the Participant’s vested Account balance will be distributed to the Participant (or, in the case of the Participant’s death, the Participant’s Beneficiary) in a lump sum as soon as administratively practicable after a

Change in Control, whether or not the Participant has Terminated. Distribution will be made in whole shares of Company Stock (with cash for any fractional share).

7.3 Unforeseeable Emergency.

(a) Subject to subsection (b) below, any Participant who the Plan Administrator determines has experienced an Unforeseeable Emergency may withdraw such amount from his or her Account as does not exceed the lesser of (i) the amount necessary to satisfy the emergency need (including the amount necessary to pay any federal, state or local income taxes and penalties reasonably anticipated to result from the withdrawal), and (ii) his or her vested Account balance. A Participant must submit a written request for such a withdrawal, together with such supporting documentation as the Plan Administrator may require, to the Plan Administrator for review and approval. A distribution under this Section 7.3 will occur as soon as administratively practicable after the Plan Administrator approves the Participant’s request. Distribution will be made in whole shares of Company Stock (with cash for any fractional share).

(b) Payment under this Section 7.3 may not be made to the extent that the emergency need is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation would not itself cause severe financial hardship) or by cessation of deferrals under the Plan.

7.4 Distribution in Event of Taxation. Notwithstanding any provision in the Plan to the contrary, if any amounts credited to a Participant’s Account must be included in income pursuant to Code Section 409A prior to the scheduled distribution of such amounts, the amount which must be so included in income will be distributed to the Participant (or, in the case of the Participant’s death, the Participant’s Beneficiary) in a lump sum within a reasonable time following such determination. Such distribution will be made in the form of Company Stock (with cash for any fractional share).

ARTICLE VIII. ADMINISTRATION

8.1 Plan Administration.

(a) The Plan will be administered by the Plan Administrator.

(b) The Plan Administrator has all discretionary and other authority to control and manage the operation and administration of the Plan, except such authority as is specifically allocated otherwise by or under the terms hereof, and has the power to take any action that it deems necessary or appropriate to carry out such responsibilities, including, without limitation, the discretionary authority to (i) construe, interpret and apply the terms and provisions of the Plan, (ii) prescribe such rules and regulations, and issue such directives, as it deems necessary or appropriate for the administration of the Plan, and (iii) make all other determinations and decisions as it deems necessary or appropriate for the administration of the Plan. The Plan Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it, in its discretion, deems appropriate. To the extent the Plan Administrator has been granted discretionary authority under the Plan, the Plan Administrator’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.

(c) No Participant who represents or is authorized to act on behalf of (or who is a member of) the Plan Administrator or the Board may decide, determine or act on any matter that affects the distribution, nature or method of settlement of solely his or her benefit under the Plan, except in exercising an election available to that Participant in his or her capacity as a Participant.

(d) The determination of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan shall be final, binding, and conclusive upon all persons and shall be given the greatest deference permitted by law.

8.2 Expenses. All costs and expenses that are necessary to operate and administer the Plan will be paid by the Company.

8.3 Disputed Payee or Act. If any dispute arises regarding the person to whom payment or delivery of any sums or property should be made by the Company, or regarding any act to be performed, the Company may, in its sole and absolute discretion, retain such payment and postpone the performing of such act until final adjudication of such dispute has been made in a court of competent jurisdiction or otherwise to the satisfaction of the Company or until the Company has been indemnified against loss to its satisfaction.

8.4 Claims Procedure.

(a) Filing a Claim. A Participant or a Beneficiary (the “Claimant”), or the authorized representative of either, who believes that he has been denied benefits to which he is entitled under the Plan may file a written claim for such benefits with the Plan Administrator Any claim must be in writing and must contain the following information:

(1)	The reason for making the claim;

(2)	The facts supporting the claim;

(3)	The amount claimed; and

(4)	The Claimant’s name and his or her (or his or her authorized representative’s) address.

(b) Claim Review. Claims will be decided by the Plan Administrator, which will make its decision with respect to a claim and notify the Claimant (or his or her authorized representative) in writing of such decision within 90 days after receiving the claim. The Plan Administrator may extend this 90-day period for an additional 90 days if it determines that special circumstances require additional time to process the claim. The Plan Administrator will notify the Claimant (or his or her authorized representative) in writing of any such extension within 90 days of receiving the claim. The notice will included the reason(s) why the extension is necessary and the date by which the Plan Administrator expects to render its decision on the claim.

If your claim is partially or completely denied, the written notice to the Claimant (or his or her authorized representative) will include:

(1)	The specific reason or reasons for the denial;

(2)	Reference to the specific Plan provisions on which the denial is based;

(3)	A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4)	A description of the Plan’s claim appeal procedure (and the time limits applicable thereto).

If a Claimant submits a claim in accordance with the procedure described above and does not hear from the Plan Administrator within 90 days, the Claimant may consider the claim denied.

(c) Appealing a Claim Denial. If a claim is partially or completely denied, the Claimant has the right to appeal the denial. To appeal a claim denial, the Claimant (or his or her authorized representative) must file a written request for appeal with the Plan Administrator within 60 days after receiving written notice of the claim denial. This written request for appeal should include:

(1)	A statement of the grounds on which the appeal is based;

(2)	Reference to the specific Plan provisions that support your claim;

(3)	The reason(s) or argument(s) why the Claimant believes the claim should be granted and the evidence supporting each reason or argument; and

(4)	Any other comments, documents, records or information relating to the claim that the Claimant wishes to submit.

The Claimant (or his or her authorized representative) will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (within the meaning of 29 C.F.R. § 2560.503-1(m)(8)) to his or her claim.

(d) Decision on Appeal. Appeals will be decided by the Plan Administrator, which will render its decision with respect to an appeal and notify the Claimant (or his or her authorized representative) in writing of such decision within 60 days after receiving the appeal. The Plan Administrator may extend this 60-day period for an additional 60 days if it determines that special circumstances require additional time to process the appeal. The Plan Administrator will notify the Claimant (or his or her authorized representative) in writing of any such extension within 60 days of receiving the appeal. The notice will included the reason(s) why the extension is necessary and the date by which the Plan Administrator expects to render its decision on the appeal. In reaching its decision, the Plan Administrator will take into account all of the comments, documents, records and other information that the Claimant (or his or her authorized representative) submitted, without regard to whether such information was submitted or considered by the Plan Administrator in its initial denial of the claim.

If a claim is partially or completely denied on appeal, the written notice of claim denial will include the following:

(1)	The specific reason or reasons for the denial;

(2)	Reference to the specific Plan provisions on which the denial is based; and

(3)	A statement that the Claimant (or his or her authorized representative) is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (within the meaning of 29 C.F.R. § 2560.503-1(m)(8)) to the claim.

If a Claimant files an appeal in accordance with the procedure described above and does not hear from the Plan Administrator within 60 days, the Claimant may consider the appeal denied.

(e) Filing Suit. A Participant or Beneficiary must comply with the claim and appeal procedures described above before seeking any other legal recourse (including filing a law suit) regarding claims for benefits. If a Claimant wishes to file a court action after exhausting the foregoing procedures, the Claimant (or his or her authorized representative) must file such action in a court of competent jurisdiction within one year after the date on which the Claimant (or his or her authorized representative) received the Plan Administrator’s written denial of the appeal. Court actions may not be commenced after this one-year period. Any judicial review of the Plan Administrator’s decision on a claim will be limited to whether, in the particular instance, the Plan Administrator abused its discretion. In no event will such judicial review be on a de novo basis, because the Plan Administrator has discretionary authority to determine eligibility for (and the amount of) benefits under the Plan and to construe and interpret the terms and provisions of the Plan.

ARTICLE IX. AMENDMENT, MODIFICATION AND TERMINATION

The Plan may be amended or modified at any time by the Board or the Compensation Committee; provided, however, that no amendment or modification may reduce the balance in a Participant’s Account. In addition, the Board or the Compensation Committee may terminate the Plan at any time; provided, however, that termination shall not cause the payment of any Participant’s benefits under the Plan. Rather, if the Plan is terminated, then all Accounts will be distributed to Participants at the same time and in the same form as they would have been distributed had the Plan not been terminated.

ARTICLE X. MISCELLANEOUS

10.1 Effective Date. The Plan is effective as of June 8, 2006.

10.2 Rights Unsecured. The right of a Participant or his or her Beneficiary to receive a distribution hereunder will be an unsecured claim against the general assets of the Company, and neither the Participant nor his or her Beneficiary will have any rights in or against any amount credited to his or her Account or any other specific assets of the Company. The Plan at all times shall be considered entirely unfunded for tax purposes. Any funds set aside by the Company for the purpose of meeting its obligations under the Plan, including any amounts held by a trustee, will continue for all purposes to be part of the general assets of the Company and will be available to the Company’s general creditors in the event of the Company’s bankruptcy or insolvency. The Company’s obligation under this Plan will be that of an unfunded and unsecured promise to pay benefits in the future.

10.3 Construction of Plan. Nothing in the Plan shall be construed to give any Non-Employee Director (or any other person) any right to receive Cash Compensation, Awards or any other type of compensation from the Company. No Participant or Beneficiary shall have any right to receive a distribution under the Plan except in accordance with the terms of the Plan. Establishment and maintenance of the Plan shall not be construed to give any Non-Employee Director (or any other person) the right to be retained as a member of the Board or as an Employee. Nothing contained in the Plan shall constitute a guarantee by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefits under the Plan. If any provision of the Plan is held to be invalid or illegal for any reason, such invalidity or illegality shall not affect the remaining parts of the Plan, but the Plan shall be construed as if the invalid or illegal provision had never been included in the Plan. Unless some other meaning or intent is apparent from the context, the plural includes the singular and vice versa; and masculine, feminine and neuter words are used interchangeably. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

10.4 Alienation Prohibited. Amounts credited to a Participant’s Account are not, except as provided in Section 10.5, subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefit hereunder will be null and void and not binding on the Plan or Company.

10.5 Taxes. The Company or any other payor may withhold from a benefit payment under the Plan (including by reducing the number of shares issued to the Participant under the Plan) or from any other compensation payable by the Company to the Participant any federal, state or local taxes required by law to be withheld with respect to a payment or accrual under the Plan, and will report such payments and other Plan-related information to the appropriate governmental agencies as required under applicable law.

10.6 Delivery of Shares. The Company’s obligation to issue shares under the Plan will be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as the Plan Administrator may deem necessary.

10.7 General Limitation of Liability. None of the Company, the Board, the Plan Administrator or any other person will be liable, either jointly or severally, for any act or failure to act or for anything whatsoever in connection with the Plan, or the administration thereof, except, and only to the extent of, liability imposed because of willful misconduct, gross negligence or bad faith.

10.8 No Guaranty of Tax Consequences. None of the Company, the Board, the Plan Administrator or any other person guaranties any particular federal or state income, payroll, personal property or other tax consequence will occur because of participation in the Plan. A Participant should consult with professional tax advisors regarding all questions relative to the tax consequences arising from participation in the Plan.

10.9 Participant’s Cooperation. The Participant shall cooperate with the Company by furnishing any and all information requested by the Plan Administrator in order to facilitate the administration of the Plan or the payment of benefits hereunder. If the Participant refuses to cooperate, the Company will have no further obligation to the Participant under the Plan.

10.10 Successors and Assigns. The terms and conditions of the Plan, as amended and in effect from time to time, will be binding upon the Company’s successors and assigns, including, without limitation, any entity into which the Company may be merged or with which the Company may be consolidated.

10.11 Incompetency. If the Plan Administrator determines, in its sole and absolute discretion, that a benefit under the Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, then, until a claim for such benefit has been made by a duly appointed guardian or other legal representative, the Plan Administrator may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person, or, solely in the case of a minor, to a custodian under the

Uniform Gifts to Minors Act or similar statute. Any such payment will be a payment for the account of the Participant or Beneficiary, as applicable, and a complete discharge of any liability of the Company or the Plan with respect to such payment.

10.12 Unclaimed Benefits. Each Participant shall keep the Plan Administrator informed of his or her current address and the current address of his or her Beneficiary. The Plan Administrator shall not be obligated to search for the whereabouts of any person if the location of the person is not made known to the Plan Administrator.

10.13 Applicable Law and Venue. The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Washington without giving effect to the choice or conflicts of law provisions thereof. If the Company or any Participant or Beneficiary initiates litigation related to the Plan, the venue for such action will be King County, Washington.

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IN WITNESS WHEREOF, the Company has caused this instrument to be executed on the 8th day of June, 2006.

CAPTARIS, INC.

By:	/s/ Peter Papano

Its:	CFO